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                                                                   EXHIBIT 10.12

[HANOVER CAPITAL MORTGAGE HOLDINGS, INC. LOGO]

                                EMPLOYMENT LETTER

April 14, 2005

Harold McElraft
34 Meyersville Road
Chatham, NJ 07928

Dear Mr. McElraft:

Please allow this letter to serve as the entire agreement between Hanover Capital Mortgage Holdings, Inc. (the "Company") and you, Harold McElraft (the "Employee") with respect to certain aspects of your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum CFO Partners, LLP ("Tatum"), which will benefit the Company in that the Employee will have access to certain Tatum resources.

                                 Beginning Date

The Employee will work for the Company as a full-time employee beginning on April 14, 2005.

                                  Compensation

SALARY: $240,000 annually ("Salary"). Employee's Salary may be increased from time to time, by the Company as determined by annual reviews and performance evaluations consistent with the policies of the Company for its executive management.

CASH BONUS: As determined from time to time and approved by the compensation committee of the Company's Board of Directors.

EQUITY: Subject to future considerations.

During the course of the Employee's engagement hereunder, the Employee will remain a partner of Tatum. As a partner of Tatum, Employee will share with Tatum a portion of his or her economic interest in any stock options or equity bonus that the Company may grant the Employee and may also share with Tatum a portion of any cash bonus and severance the Company may pay the Employee, to the extent specified in the Full-Time Permanent Engagement Resources Agreement between the Company and Tatum (the "Resources Agreement"). The Company acknowledges and consents to such arrangement.

                                    Benefits

The Employee will be eligible to participate in any Company employee benefits programs (including but not limited to personal days, vacation days and holidays), insurance and retirement plans (e.g., 401K) consistent with the Company's policy and plan provisions as it applies to executive management, and the Employee will be exempt from any delay periods required for eligibility, if allowable under the plans.

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In lieu of the Employee participating in the Company-sponsored employee healthcare (i.e., medical, dental and vision) benefits plans, the Employee will remain on his or her current Tatum medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for himself and (where applicable) his family of up to $1,500 per month upon presentation of reasonable documentation of premiums paid by the Employee to Tatum. If permissible under the U.S. federal tax law, such amount will not be considered reportable W-2 income, but instead as a non-taxable benefits expense.

The Employee must receive written evidence that the Company maintains directors' and officers' insurance in an amount comparable to other executive officers of the Company at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect.

Furthermore, the Company will maintain such insurance coverage with respect to occurrences arising during the term of this agreement for at least three years following the termination or expiration of this agreement or will purchase a directors' and officers' extended reporting period, or "tail," policy to cover the Tatum Partner.

The Company agrees to execute an Indemnification Agreement with the Employee so as to indemnify the Employee to the full extent permitted by law for any losses, costs, damages, and expenses, including reasonable attorneys' fees, as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Employee's employment with the Company.

                                   Termination

The Company may terminate the Employee's employment for any reason upon at least 30 days' prior written notice to the Employee, such termination to be effective on the date specified in the notice, provided that such date is no earlier than 30 days from the date of delivery of the notice. Likewise, the Employee may terminate his or her employment for any reason upon at least 30 days' prior written notice to the Company, such termination to be effective on the date 30 days following the date of the notice. The Employee will continue to render services and to be paid during such 30-day period, regardless of who gives such notice. The Employee may terminate this agreement immediately if the Company has not remained current in its obligations under this letter or the Full-Time Permanent Engagement Resources Agreement between the Company and Tatum or if the Company engages in or asks the Employee to engage in or to ignore any illegal or unethical conduct.

This agreement will terminate immediately upon the death or disability of the Employee. For purposes of this agreement, disability will be as defined by the applicable policy of disability insurance or, in the absence of such insurance, by the Company's Board of Directors acting in good faith.

The Employee's salary will be prorated for the final pay period based on the number of days in the final pay period up to the effective date of termination or expiration.

                                    Severance

If the termination of this agreement is within 90 days of the Beginning date, the employee will be entitled to receive a payment as severance equal to three months salary. If this agreement is terminated by the Company without cause or the required notice, or by the employee for cause, the Employee will be entitled to receive a payment as severance equal to three months salary.

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                                  Miscellaneous

This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.

The provisions in this agreement concerning the payment of salary and bonuses will survive any termination or expiration of this agreement.

The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

This agreement will be governed by and construed in all respects in accordance with the laws of the State of New Jersey without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.

Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.

Sincerely yours,

Hanover Capital Mortgage Holdings, Inc.

By: /s/ John A. Burchett
    -------------------------------------
    (Signature)

John A. Burchett, President and Chief Executive Officer

Acknowledged and agreed by:

                       EMPLOYEE:

                       /s/  Harold F. McElraft
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                       (Signature)

                       Harold F. McElraft

                       Date: April 15, 2005